AGREEMENT AND PLAN OF REORGANIZATION

                    dated as of the 14th day of October, 1996

                                  by and among

                     EXPRESSPOINT TECHNOLOGY SERVICES, INC.,

                             AMCOM ACQUISITION CORP.

                                       and

                                AMCOM CORPORATION


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                      AGREEMENT AND PLAN OF REORGANIZATION

    THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of the 14th day of October, 1996 by and among EXPRESSPOINT TECHNOLOGY SERVICES, INC., a Delaware Corporation ("ETS"), AMCOM ACQUISITION CORP., a Minnesota corporation and a wholly-owned subsidiary of ETS ("AAC"), and AMCOM CORPORATION, a Minnesota corporation (the "COMPANY").

                                    RECITALS

        A. ETS is a corporation duly organized and existing under the laws of the State of Minnesota, having been incorporated on April 23, 1996, AAC is a corporation duly organized and existing under the laws of the State of Minnesota, having been incorporated on October 15, 1996 as a wholly-owned subsidiary of ETS, and both ETS and AAC have been organized solely for the purpose of completing the transactions set forth herein.

        B. The respective Boards of Directors of ETS, AAC and the COMPANY each deem it advisable and in the respective best interests of ETS, AAC and the COMPANY and their respective stockholders that AAC merge with and into the COMPANY (AAC and the COMPANY being hereinafter referred to as the "Constituent Corporations"), pursuant to this Agreement and the applicable provisions of the laws of the State of Minnesota, such transaction sometimes being herein called the "Merger";

        C. ETS and DELTA ACQUISITION CORP., a Minnesota corporation and a wholly-owned subsidiary of ETS ("DAC"), have entered into a separate agreement substantially similar to this Agreement with Delta Parts, Inc. (the "Delta Agreement") in order to acquire Delta Parts, Inc. ("Delta;" which, together with the COMPANY, are collectively referred to as the "Founding Companies").

        D. This Agreement, the Delta Agreement and the IPO of ETS Stock (as defined in Section 4 hereof) constitute the "ETS Plan of Organization."

        E. The Boards of Directors of ETS, AAC, DAC and each of the Founding Companies have approved and adopted the ETS Plan of Organization as an integrated plan to transfer the capital stock of the Founding Companies to ETS as a tax-free transfer of property under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

        F. In consideration of the agreements of Delta pursuant to the Amcom Agreement, the Board of Directors of the COMPANY has approved this Agreement as part of the ETS Plan of Organization in order to transfer the capital stock of the COMPANY to ETS.

                              TERMS AND CONDITIONS

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    In consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto agree as follows:

1.  THE MERGER

    1.1 Delivery and Filing of Articles of Merger. The Constituent Corporations will cause Articles of Merger with respect to the Merger (the "Articles of Merger") to be signed, verified and delivered to the Secretary of State of the State of Minnesota on or before the "Consummation Date," as defined in Section 4.

    1.2 Effective Time of the Merger. The "Effective Time of the Merger" shall be the Consummation Date as defined in Section 4. At the Effective Time of the Merger, the separate existence of AAC shall cease. The COMPANY shall be the surviving party in the Merger, as a wholly-owned subsidiary of ETS, and is hereinafter sometimes referred to as the "Surviving Corporation".

    1.3 Articles of Incorporation, By-laws and Board of Directors of Surviving Corporation. At the Effective Time of the Merger:

        (i) The Articles of Incorporation of the COMPANY shall be the Articles of Incorporation of the Surviving Corporation until changed as provided by law.

        (ii) The By-laws of the COMPANY shall be the By-laws of the Surviving Corporation until they shall thereafter be duly amended.

        (iii) The Board of Directors of the Surviving Corporation shall consist of the following persons:

     Del M. Johnson                       Dana J. Pekas

     Betsy J. Martin                      Timothy R. Balko

    The Board of Directors of the Surviving Corporation shall hold office subject to the provisions of the laws of the State of Minnesota and of the Articles of Incorporation and By-laws of the Surviving Corporation.

        (iv) The officers of the Surviving Corporation shall be the persons set forth on Schedule 1.3 (iv) hereto, each of such officers to serve at the discretion of the Surviving Corporation's Board of Directors.

    1.4 Certain Information With Respect to the Capital Stock of The COMPANY, ETS and AAC. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of the COMPANY, ETS and AAC as of the date of this Agreement are as follows:

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        (i) The authorized capital stock of the COMPANY consists of 2,500,000 shares of common stock, par value $.01 ("COMPANY Stock"), of which 1,108,647 shares are issued and outstanding.

        (ii) The authorized capital stock of ETS consists of 15,000,000 shares of common stock, par value $.01 ("ETS Stock"), of which 100 shares are issued and outstanding and 904,892 shares which are subject to outstanding options.

        (iii) The authorized capital stock of AAC consists of 100 shares of common stock, $.01 par value ("AAC Stock"), of which 100 shares are issued and outstanding.

    1.5 Effect of Merger. At the Effective Time of the Merger, the effect of the merger shall be as provided in the applicable provisions of the Business Corporation Act of the State of Minnesota (the "Minnesota BCA"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger (i) all the rights, privileges, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to the COMPANY or AAC shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation, as they were of COMPANY and AAC, and (ii) the Surviving Corporation shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of the COMPANY and AAC and neither the rights of creditors nor any liens upon the property of the COMPANY or AAC shall be impaired by the Merger, and may be enforced against the Surviving Corporation.

2. CONSIDERATION; CONVERSION OF STOCK

    2.1 Manner of Conversion. The manner of converting the shares of COMPANY Stock and AAC Stock, issued and outstanding immediately prior to the Effective Time of the Merger, respectively, into shares of common stock of the Surviving Corporation, shall be as follows:

    As of the Effective Time of the Merger:

        (i) All of the shares of COMPANY Stock issued and outstanding immediately prior to the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be converted into, and deemed to represent, that number of shares of ETS Stock determined pursuant to Sections 2.2 and 2.3 hereof.

        (ii) All shares of AAC Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the

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part of the holder thereof or any Constituent Corporation, be converted into, and deemed to represent, an equal number of shares of Common Stock of the COMPANY, such that the COMPANY shall be a wholly-owned subsidiary of ETS.

        (iii) All ETS Stock received by the stockholders of the COMPANY (the "STOCKHOLDERS") as of the Effective Time of the Merger shall, except for restrictions on resale or transfer described in Section 15 hereof, have the same rights as all other shares of outstanding ETS Stock. All voting rights of such ETS Stock received by the STOCKHOLDERS shall be fully exercisable by the STOCKHOLDERS and the STOCKHOLDERS shall not be deprived nor restricted in exercising those rights.

    2.2 Calculation of ETS Shares. Each share of COMPANY Stock shall be converted, as a result of the Merger, into one share of ETS Stock, subject to adjustment as set forth in Section 2.3 hereof.

    2.3 Adjustment of ETS Shares. In the event that, upon the consummation of the ETS Plan of Organization, the STOCKHOLDERS and those who have the right to purchase (pursuant to options granted to Amcom employees under the employment agreements contemplated by Section 8.9 hereof), in the aggregate, less than 49.9% of the total number of ETS shares issued or subject to a right to purchase, without giving effect to the IPO, then the STOCKHOLDERS shall receive, on a pro rata basis, additional Merger consideration (in shares of ETS Stock) such that they own, in the aggregate, or have a right to purchase, that number of shares of ETS Stock which represents not less than 49.9% of the total number of ETS shares issued or subject to a right to purchase, without giving effect to the IPO.

    2.4 Cash Consideration. The Stockholders shall also receive, at the Effective Time of the Merger, $6,300,000 in cash, to be distributed on a pro rata basis to the stockholders of the Company.

3. DELIVERY OF SHARES

    3.1 At or after the Effective Time of the Merger and at Closing:

        (i) The STOCKHOLDERS, as the holders of all outstanding certificates representing shares of COMPANY Stock, shall, upon surrender of such certificates, be entitled to receive the number of shares of ETS Stock calculated pursuant to Sections 2.2 and 2.3 hereof.

        (ii) Until the certificates representing the COMPANY Stock have been surrendered by the STOCKHOLDERS and replaced by the ETS Stock, the certificates for COMPANY Stock shall, for all corporate and legal purposes be deemed to evidence the right to receive shares of ETS Stock, as set forth in Sections 2.2 and 2.3 hereof.

    3.2 The STOCKHOLDERS shall deliver to ETS at Closing the certificates representing COMPANY Stock, duly endorsed in blank by the STOCKHOLDERS, or

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accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps, acquired at the STOCKHOLDERS' expense, affixed and canceled. The STOCKHOLDERS agree promptly to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such COMPANY Stock or with respect to the stock powers accompanying any COMPANY Stock.

4. CLOSING

    The consummation of the Merger and conversion and delivery of shares referred to in Section 3 hereof and the other transactions contemplated by this Agreement (hereinafter referred to as the "Closing") shall take place at the offices of Leonard, Street and Deinard, 150 South Fifth Street, Minneapolis, Minnesota, contemporaneously with the closing of the initial public offering of ETS Stock (the "IPO") described in the Registration Statement referred to in
Section 8.6 (the "Registration Statement"), or at such other time, place and date as ETS, the COMPANY and the STOCKHOLDERS may mutually agree, which date shall be referred to as the "Consummation Date" or the "Closing Date."

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    (A) Representations and Warranties of the COMPANY

        The COMPANY represents and warrants that all of the following representations and warranties in this Section 5(A) are true at the date of this Agreement and, subject to Section 7.8 hereof, shall be true at the time of Closing and that such representations and warranties as made at the time of Closing shall survive the Closing for a period of twelve (12) months from the Consummation Date (which date is hereinafter called the "Expiration Date"), except that (i) the warranties and representations set forth in Section 5.16 hereof shall survive until such time as the limitations period has run for all tax periods ended prior to the Consummation Date, which shall be deemed to be the Expiration Date for Section 5.16 and (ii) solely for purposes of Section 11.1(iii) hereof, and solely to the extent that ETS actually incurs liability under the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), or any other Federal or state securities laws, the representations and warranties set forth herein shall survive until the expiration of any applicable limitations period.

    5.1 Due Organization. The COMPANY is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on the business of the COMPANY taken as a whole.

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    5.2 Due Authorization. The COMPANY has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by or on the part of each of the COMPANY to authorize it to carry out this Agreement and the transactions contemplated hereby have been duly and properly taken or will be duly and properly taken prior to the Closing Date. This Agreement has been duly executed and delivered by the COMPANY and constitutes the legal, valid and binding obligation of it, enforceable in accordance with its terms.

    5.3 Corporate Documents.

        (a) True, correct and complete copies of the Articles of Incorporation and By-laws of the COMPANY, as amended to date and currently in effect, have been delivered to ETS.

        (b) The books of account, asset ledgers, stock ledgers and related records of the COMPANY are complete and accurate in all material respects, have been maintained on a consistent basis and fairly reflect all of its income, expenses, assets, liabilities, obligations and commitments.

        (c) The minute books of the COMPANY contain the records of all of the official actions of its board of directors and its shareholders and there are no material omissions therefrom or misstatements therein.

    5.4 Capitalization. The authorized capitalization of the COMPANY is set forth in Section 1.4(i) hereof. The outstanding shares of the capital stock of the COMPANY were duly authorized and validly issued, and are fully paid and nonassessable and such shares were sold in compliance with all applicable state and federal laws concerning the issuance of securities. No stockholder or other person has any preemptive right, right of first refusal or co-sale rights with respect to the issue or sale of any of such stock that has not been waived by such stockholder. All of the outstanding shares of capital stock of the COMPANY are owned free and clear of all security interests, charges, liens, claims, encumbrances and defects of title and were not issued in violation of any preemptive right. There are no outstanding options, warrants or other rights, commitments or arrangements, written or oral, to purchase or otherwise acquire any authorized but unissued shares of capital stock of the COMPANY or any security directly or indirectly convertible into or exchangeable for any capital stock of the COMPANY and none of the capital stock of any Company is reserved for any purpose. The COMPANY has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its capital stock or any interests therein or to pay any dividend or make any distribution in respect thereof.

    5.5 No Violation. The COMPANY is not in material violation of any of the provisions of its Articles of Incorporation or By-laws or any other governing documents, all as amended to date, and is not in default and will not, with the giving of notice or lapse of time or both, be in default in the performance or observance of any obligation, agreement,

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covenant, or condition contained in any bond, debenture, note or other evidence of indebtedness or in any material contract, indenture, mortgage, loan agreement, franchise agreement, joint venture or other agreement or instrument where such default could have a material adverse effect on the business, condition (financial or other), results of operations, properties, assets, or liabilities of it. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not materially conflict with or result in any material breach or violation of, or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration under, (a) the Articles of Incorporation or By-laws of the COMPANY; (b) any statute, rule, regulation, order or decree of any public body or authority by which the COMPANY or any of its properties or assets, may be bound; (c) any indenture, mortgage, agreement or other instrument to which the COMPANY is a party or by which any of it or its properties or assets may be bound or affected; or (d) any permit, franchise or license held by the COMPANY or any judgment, decree, order, regulation or rule of any court or governmental or regulatory authority applicable to the COMPANY result in the creation of a lien, charge or encumbrance on any of the properties or assets of the COMPANY.

    5.6 No Consent. No consent of any person or entity is required to be obtained by the COMPANY in order for the COMPANY to execute, deliver and perform this Agreement and the transactions contemplated hereby or for the COMPANY to undergo a change of control and no approval, authorization, consent, order or action of, or filing with, any court or governmental or regulatory authority is required to be obtained by the COMPANY in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for consents which have been obtained or will be obtained by the closing.

    5.7 Financial Statements. The COMPANY has delivered to ETS true, complete and correct copies of its financial statements, which include the audited financial statements of the COMPANY as of and for the three years ended May 31, 1996 (the "Balance Sheet Date"). Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (except as may be indicated therein or in the notes thereto) and fairly present the financial condition, assets and liabilities (whether accrued, absolute, contingent or otherwise) and results of operations as of the dates thereof. Except as set forth in the interim or monthly financial statements, since May 31, 1996, there has not been any material adverse change in, and there is no fact or circumstance which will materially adversely affect, the assets or liabilities, or the business or condition, financial or otherwise, or the results of operations, of the COMPANY.

    5.8 No Changes. Except as set forth on Schedule 5.8 hereto, since May 31, 1996, the COMPANY has not:

        (a) Incurred any obligations or liabilities of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) in excess of

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$50,000, other than items incurred in the ordinary course of business consistent with past practice or for which insurance coverage is in effect.

        (b) Permitted, allowed or caused any of its property or assets to be subjected to any mortgage, pledge, lien, encumbrance, restriction or charge of any kind, other than in the ordinary course of business.

        (c) Waived any claims or rights of substantial value, other than in the ordinary course of business.

        (d) Sold, transferred or otherwise disposed of any of its material assets, other than in the ordinary course of business.

        (e) Suffered any loss which would materially adversely affect the assets or liabilities, or the business or condition (financial or otherwise), or the results of operations.

        (f) Agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 5.8.

        (g) Changed its accounting principles or methods.

        (h) Made any declaration, payment or setting aside for payment of any dividend or any redemption purchase or other acquisition of any shares of capital stock or securities.

        (i) Made any return of any capital or other distribution of assets to STOCKHOLDERS.

        (j) Experienced any other event or condition of any character materially and adversely affecting the financial condition, business or results of operations.

        (k) Conducted its business other than substantially in the ordinary course and in a manner consistent with past practice.

    5.9 Licenses. All registrations, permits, authorizations, or licenses (the "Rights") necessary for the operation of the COMPANY'S business are in full force and effect and there is no reason to believe that any of the Rights will be revoked or is subject to hearings or proceedings by any regulatory authority and there is no fact or circumstance presently existing which would, and the business of the COMPANY has been and is currently being conducted in such manner that will not, subject any of the Rights to revocation, forfeiture or restriction, nor to any proceedings for revocation, forfeiture or restriction. The COMPANY is not in material default under, or in material violation of, the terms of any of the Rights.

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    5.10 No Violation of Law. The business of the COMPANY is not being conducted in material violation of any applicable federal, state, local or foreign law, ordinance, regulation, judgment, decree, injunction or order or requirement of any court or other governmental entity. The COMPANY has not been authorized to receive or make, and is not receiving or making, any bribe, kickback, or other illegal payment with respect to the business conducted by such company. No stockholder, officer, director, employee, or agent of the COMPANY has been authorized to receive or make, nor is any such person receiving or making, any bribe, kickback, or other illegal payment.

    5.11 Litigation.

        (a) No investigation or review by any federal, state, local or foreign body or authority with respect to the COMPANY is pending or threatened, nor has any such authority or agency indicated an intention to conduct the same and there is no action, suit, arbitration or proceeding pending or threatened against or affecting any such company before any federal, state, local, foreign or other governmental department, commission, board, bureau, agency, instrumentality or court. There is no basis for any such suit, action, arbitration, proceeding, investigation or review. There are no judgments, consent decrees, injunctions or other judicial or administrative mandates outstanding against the COMPANY.

        (b) The COMPANY is not aware of any circumstances which may result in any material claims being made against the COMPANY, or any of its present or past officers or employees, which claims are of the nature and type that would not be covered by any such company's existing errors and omissions insurance policy.

    5.12 Contracts. The COMPANY has made available to ETS copies of all material agreements, contracts, arrangements and understandings, whether written or oral, to which it is a party, including, without limiting the generality of the foregoing, employment contracts; plans or understandings regarding employee benefits, stock options, severance or bonuses; leases; advisory and management agreements; agency agreements or arrangements for the provision of services; commission agreements; and reinsurance agreements and treaties. All of such agreements, contracts, arrangements and understandings are in full force and effect without any material default or breach thereof and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a material breach or default under any of such contracts or agreements.

    5.13 Subsidiaries. The COMPANY has no subsidiaries and no investment or ownership interest in any other corporation, joint venture, partnership or other business entity and has no obligation to make any such investment.

    5.14 Real Property. All real property owned by the COMPANY is held free and clear of any material lien, claim, encumbrance or defect of title and the COMPANY is not in material default under any lease.

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    5.15 Guaranties. Except as described in Schedule 5.15 hereto, there are no material contracts or commitments by the COMPANY guaranteeing the payment or performance of others, or whereby it is, or may be, in any way liable with respect to the obligations of any other person, firm, corporation or other entity.

    5.16 Taxes. All federal, state, county, municipal and foreign tax returns, reports and declarations of the COMPANY, including federal excise tax returns, if any, which are required to be filed prior to the date hereof have been duly filed, and no taxes which are shown thereon to be due or any other taxes, assessments and other governmental charges imposed by law upon each such company or any of its properties, assets, income, receipts, payrolls, transactions, purchases, sales, capital, net worth or franchises which have become due and payable as shown therein are delinquent. Neither the Internal Revenue Service nor any other taxing authority is now asserting or threatening to assert against any such company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. No tax returns of the COMPANY has been or is currently under audit by the Internal Revenue Service or by the tax authorities of any jurisdiction, and the COMPANY has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign tax except as the period for such assessment may be extended in conjunction with an authorized extension of time to file an initial tax return. The accruals and reserves for taxes reflected in the balance sheets of each such company included in the Financial Statements are adequate to cover all taxes due and payable or accruable (including interest and penalties, if any, thereon) as a result of its operations and investment for all periods prior to the date hereof.

    5.17 Employee Benefits.

        (a) Copies of each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), for the COMPANY which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by the COMPANY or any affiliate (as defined below) and covers any employee or former employee of the COMPANY or any affiliate or under which the COMPANY or any affiliate has any liability (and, if applicable, related trust agreements) and all amendments thereto and summary plan descriptions thereof and any material employee communications with respect to them have been made available to ETS, together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans." For purposes of this Section, "affiliate" of any person means any other person which, together with any such company, is treated as a single employer under Section 414 of the Code. Neither the COMPANY nor any affiliate has terminated or caused to be terminated in whole or in part or merged any Pension Plan during the period since June 1, 1990. The COMPANY has provided ETS with complete age, salary, service and related data as of May 31, 1996 for employees and former employees of the COMPANY and any affiliate covered as of the Closing Date under the Pension Plans.

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

        (b) Except as set forth in Schedule 5.17 hereto:

            (i) No Employee Plan constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA (a "Multiemployer Plan"); there are no reserves, assets, surpluses or prepaid premiums under any Employee Plan which is a welfare plan as defined in ERISA Section 3(1); no Employee Plan is subject to Title IV of ERISA; and there are no unfunded benefit obligations arising in any jurisdiction which are not accounted for by reserves shown on the Balance Sheet. Neither the COMPANY nor any disqualified person, as defined in Section 4975 of the Code, has engaged in any "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Employee Plan which is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the COMPANY or any affiliate, officer or director of any such company subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code or could have a material adverse effect on the business or condition (financial or otherwise) of the COMPANY.

            (ii) Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code is or was the subject of a favorable Internal Revenue Service determination with respect to such qualification, and the COMPANY has furnished to ETS copies of the most recent such determination letters, and nothing has occurred since the date thereof that would have an adverse effect on such qualification. There are no accrued liabilities under any Employee Plan which have not been fully provided for by contributions to such Employee Plans. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plans, including without limitation those requirements necessary to maintain its qualification and the continuation of coverage requirements of Code Section 4980B or ERISA Sections 601-608. Other than for claims in the ordinary course for benefits under the Employee Plans, there are no suits, actions, claims or proceedings pending or threatened which would result in any liability with respect to any such Employee Plan of the COMPANY or any of its affiliates that would have a material adverse effect on the business or condition (financial or otherwise) of such company.

            (iii) There is no contract, agreement, plan or arrangement covering any employee or former employee of the COMPANY or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or Section 162(a)(1) of the Code.

            (iv) There has been no amendment to, written interpretation or announcement (whether or not written) by any such company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense (whether or not such expense is recognized under generally accepted accounting principles) of maintaining

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such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on May 31, 1996.

        (c) The COMPANY has provided ETS with a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits in effect on the Closing Date which (i) is not an Employee Plan; (ii) is entered into, maintained or contributed to, as the case may be; and (iii) covers any employee or former employee. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to the Buyer are hereinafter referred to collectively as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement. The COMPANY has no liability with respect to post-retirement medical or death benefits for retired employees other than death benefits under any Pension Plan.

    5.18 Prospective Change. There are no existing events, actions or developments which may materially adversely affect the assets or liabilities, business or condition (financial or otherwise) of the COMPANY.

    5.19 Liabilities. The COMPANY has no material liabilities or obligations (whether absolute, accrued, contingent or otherwise), whether or not required by generally accepted accounting principles to be reflected on such company's balance sheet as of May 31, 1996, except (i) liabilities, obligations or contingencies which are accrued or reserved against on such balance sheet or reflected in the notes thereto, and (ii) normally recurring liabilities incurred after May 31, 1996 in the ordinary course of business consistent with past practice.

    5.20 Related Transactions. No director, officer, employee, shareholder or partner of the COMPANY nor any member of the immediate family of any such person, is presently a party to any material transaction with any such company including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any of such persons.

    5.21 Accounts Payable. The COMPANY has delivered to ETS a true, correct and complete aged list of all accounts payable as of June 30, 1996. No account payable that has arisen subsequent to such date has been otherwise than in the ordinary course of business.

    5.22 Accounts Receivable. All accounts receivable, reflected on balance sheets of the COMPANY as of May 31, 1996, and all accounts receivable arising subsequent to such date, have arisen in the ordinary course of business of each such company, represent valid obligations due to the COMPANY and, subject to an anticipated uncollectible amount reserved for on the balance sheet of the COMPANY as of the Closing Date, have been collected or are collectible in the ordinary course of business of the COMPANY in the aggregate recorded amounts thereof in accordance with their terms.

    5.23 Insurance. All policies or binders of fire, liability, product liability, workmen's compensation, vehicular, errors and omissions and other insurance held by or on behalf of the COMPANY are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner generally deemed appropriate and sufficient by the management of the COMPANY. The COMPANY is not in material default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. The COMPANY has not received notice of cancellation or non-renewal of any such policy or binder. The COMPANY has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts that might form the basis for termination for any such insurance. The COMPANY has not received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage will not be available in the future on substantially the same terms as now in effect.

    5.24 Environmental Matters. The COMPANY has complied materially with and is in material compliance with all federal, state, local and foreign statutes (civil and criminal), material laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to any of them or any of their respective properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances (as such terms are defined in any applicable Environmental Law), (ii) the COMPANY has obtained and adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes and Hazardous Substances and have reported, to the extent required by all Environmental Laws, all past and present sites owned and operated by the COMPANY where Hazardous Wastes or Hazardous Substances have been treated, stored, disposed of or otherwise handled; (iii) there have been no releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned or operated by the COMPANY except as permitted by Environmental Laws; (iv) the COMPANY knows of no on-site or off-site location to which the COMPANY has transported or disposed of Hazardous Wastes and Hazardous Substances or arranged for the transportation of Hazardous Wastes and Hazardous Substances, which site is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the COMPANY or ETS for any clean-up cost, remedial work, damage, to natural resources or personal injury, including, but not limited to any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; and (v) the COMPANY has no contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

    5.25 Representations Complete. No representation or warranty made to ETS in this Agreement, the Schedules, or any other written statement or certificate furnished or to be furnished to ETS in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

    5.26 Due Diligence. The COMPANY has provided, or will by the Closing Date have provided, true and complete copies of all documents and information requested by ETS and no document or information provided to ETS contains a misrepresentation of a material fact or omits to state a material fact necessary to make the statements made therein not misleading.

    5.27 Disclosure. (a) This Agreement, including the schedules hereto, together with all other documents information made available to ETS and its representatives pursuant hereto, present fairly the business and operations of the COMPANY. The COMPANY's rights under the documents delivered pursuant hereto would not be materially adversely affected by, and no statement made herein would be rendered untrue by, and any other document to which the COMPANY is a party, or by which its properties are subject, or by any other fact or circumstance regarding the COMPANY that is not disclosed pursuant hereto.

        (b) This Agreement, including the schedules hereto, shall be made available to Delta, and Delta shall be a third-party beneficiary of the representations and warranties contained herein, in accordance with the provisions of Section 16.2 hereof.

        (c) If, prior to the 25th day after the date of the final prospectus of ETS utilized in connection with the IPO, the COMPANY becomes aware of any fact or circumstance which would change (or, if after the Consummation Date, would have changed) a representation or warranty of COMPANY in this Agreement or would affect the document delivered pursuant hereto in any material respect, the COMPANY shall immediately give notice of such fact or circumstance to ETS. However, subject to the provisions of Section 7.8, at the sole option of ETS, the truth and accuracy of any and all warranties and representation of the COMPANY, or on behalf of the COMPANY at the date of this Agreement and at the Closing, shall be a precondition to the consummation of this transaction.

        (d) The COMPANY acknowledges and agrees (i) that there exists no firm commitment, binding agreement, or promise or other assurance of any kind, whether express or implied, oral or written, that a Registration Statement will be filed, a Registration Statement will become effective, or that IPO pursuant thereto will occur at a particular price or within a particular range of prices or occur at all; (ii) that neither ETS or any of its officers, directors, agents or representatives nor any prospective underwriters in the IPO (the "Underwriters") shall have liability to the COMPANY or any other person affiliated or associated with the COMPANY for any failure of the Registration Statement to be filed, a Registration Statement to become effective, the IPO to occur at a particular price or within a particular range of prices or to occur at all; and (iii) that the decision of the COMPANY to enter into this Agreement, or of any shareholders thereof to vote in favor of or consent to the proposed Merger, has been or will be made independent of, and without reliance upon, any statements, opinions or other communications, or due diligence investigations which have been or will be made or performed by any prospective Underwriter, relative to ETS or the prospective IPO.

6. REPRESENTATIONS OF ETS AND AAC

    ETS and AAC, jointly and severally, represent and warrant that (i) all of the following representations and warranties shall be true at the time of Closing and shall survive the Closing for a period of twelve months following the Closing and (ii) solely for purposes of Section 11.2(iv) hereof, and solely to the extent that the COMPANY actually incurs liability under the 1933 Act, the 1934 Act, or any other Federal or state securities laws, the representations and warranties set forth herein shall survive until the expiration of any applicable limitations period.

    6.1 Due Organization. ETS is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified under all applicable laws, regulations and ordinances of public authorities to carry on its business in the places and in the manner as now conducted, except for where the failure to be so authorized or qualified would not have a material adverse effect on its business. AAC is duly organized, validly existing and in good standing under the laws of the State of Minnesota, and is duly authorized and qualified under all applicable laws, regulations and ordinances of public authorities to carry on its business in the places and in the manner as now conducted, except for where the failure to be so authorized or qualified would not have a material adverse effect on its business.

    6.2 ETS Stock. The ETS Stock to be issued and delivered to the STOCKHOLDERS at the Consummation Date will constitute valid and legally issued shares of ETS, fully paid and nonassessable and, with the exception of restrictions upon resale, will be legally equivalent in all respects to the ETS Stock issued and outstanding as of the date hereof. The shares of ETS Stock to be issued to the STOCKHOLDERS pursuant to this Agreement will not be registered under the 1933 Act.

    6.3 Due Authorization. ETS and AAC have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by or on the part of ETS or AAC to authorize them to carry out this Agreement and the transactions contemplated hereby have been duly and properly taken or will be duly and properly taken prior to the Closing Date. No other proceedings are necessary to authorize the execution and delivery of this Agreement by ETS and AAC and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by ETS and AAC and constitutes the legal, valid and binding obligations of such entities, enforceable in accordance with its terms. The Board of Directors and stockholders of ETS and AAC have taken all action required by law and by their respective Certificate or Articles of Incorporation and By-laws, to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No other act or proceeding on the part of ETS or AAC is necessary to authorize the execution, delivery and performance of this Agreement or the transactions contemplated hereby.

    6.4 No Violation. Neither ETS or AAC is in material violation of any of the provisions of their respective Certificate or Articles of Incorporation or By-laws (or comparable instruments or documents), or any other governing documents, all as amended to date, and are not in default and will not, with the giving of notice or lapse of time or both, be in default in the performance or observance of any obligation, agreement, covenant, or condition contained in any bond, debenture, note or other evidence of indebtedness or in any material contract, indenture, mortgage, loan agreement, franchise agreement, joint venture or other agreement or instrument where such default could have a material adverse effect on the business, condition (financial or other), results of operations, properties, assets, or liabilities of ETS or AAC. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any material breach or violation of, or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration under, (a)the Certificate of Incorporation or By-laws of ETS; (b) the Articles of Incorporation or By-laws of AAC; (c) any statute, rule, regulation, order or decree of any public body or authority by which ETS or AAC or any of their properties or assets, may be bound; (c)any indenture, mortgage, agreement or other instrument to which ETS or AAC is a party or by which they or their properties or assets may be bound or affected; or (d)any permit, franchise or license held by ETS or AAC or any judgment, decree, order, regulation or rule of any court or governmental or regulatory authority applicable to ETS or AAC or result in the creation of a lien, charge or encumbrance on any of the properties or assets of ETS.

    6.5 No Consent. No consent of any person or entity is required to be obtained by ETS or AAC in order for it to execute, deliver and perform this Agreement and the transactions contemplated hereby and no approval, authorization, consent, order or action of, or filing with, any court or governmental or regulatory authority is required to be obtained by ETS in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

    6.6 Capitalization of ETS and Ownership of ETS Stock. All of the shares of ETS Stock to be issued to the STOCKHOLDERS in accordance herewith will be, duly authorized, validly issued, fully paid and nonassessable. All of the shares of ETS Stock to be issued pursuant to the Plan Of Organization, based on the representations of the COMPANY contained in this Agreement and representations contained in the Delta Agreement, were or will be offered, issued, sold and delivered by ETS in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares were or will be issued in violation of the preemptive rights of any past or present stockholder.

    6.7 No Side Agreements. ETS has not entered into any agreement other than the Delta Agreement. Upon request, ETS will provide to the COMPANY copies of all agreements entered into, or to be entered into prior to the Consummation Date, between ETS and any of its affiliates and Delta.

    6.8 Subsidiaries. Except for Delta, which ETS has agreed to purchase as of the Closing Date, ETS does not presently have any subsidiaries or own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, except AAC and DAC. ETS is not, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

    6.9 Business; Real Property; Material Agreements; Financial Information. Neither ETS nor AAC has conducted any business since the date of its inception, except in connection with this Agreement, the Delta Agreement and the IPO of ETS Stock. Neither ETS nor AAC own any real property or any material personal property or is a party to any other material agreement, except that ETS is a party to the Delta Agreement and the agreements contemplated thereby and to such agreements as will be filed as Exhibits to the Registration Statement. ETS and AAC were formed in April and October 1996, respectively, and have no material historical financial statements or information. Neither ETS nor AAC have any material liabilities other than those incurred in connection with this Agreement, the Delta Agreement and the contemplated IPO of ETS Stock.

    6.10 Conformity with Law. Neither ETS nor AAC is in material violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them which would have a material adverse effect on the contemplated business of ETS or AAC. There are no material claims, actions, suits or proceedings, pending or, to the knowledge of ETS or AAC, threatened, against or affecting ETS or AAC, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received.

    6.11 No Violations. A certified copy of the Certificate or Articles of Incorporation and a true, complete and correct copy of the By-laws, both as amended to date, of ETS and AAC have been delivered to the COMPANY. Neither ETS nor AAC is in violation of any of such documents and the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under, any of the terms or provisions of documents. The minute books of ETS and AAC, as made available to the COMPANY, are true and correct.

7. COVENANTS PRIOR TO CLOSING

    7.1 Access and Cooperation; Due Diligence. (a) Between the date of this Agreement and the Consummation Date, the COMPANY will afford to the officers and authorized representatives of ETS and Delta access to all of the COMPANY's sites, properties, books and records and will furnish ETS and Delta with such additional financial and operating data and other information as to the business and properties of the COMPANY as ETS or Delta may from time to time reasonably request. The COMPANY will cooperate with ETS and Delta, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required in connection with any documents or materials required by this Agreement. ETS, and the COMPANY will treat all information obtained in connection with the negotiation and performance of this Agreement or the due diligence investigations conducted with respect to Amcom as confidential in accordance with the provisions of Section 13 hereof. In addition, ETS will cause the Delta Agreement to contain a provision similar to this Section 7.1 requiring Delta and its stockholders to keep confidential any information obtained by them regarding the COMPANY.

        (b) Between the date of this Agreement and the Consummation Date, ETS will afford to the officers and authorized representatives of the COMPANY access to all of ETS's sites, properties, books and records and will furnish the COMPANY with such additional financial and operating data and other information as to the business and properties of ETS as the COMPANY may from time to time reasonably request. ETS will cooperate with the COMPANY, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. The COMPANY will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Section 13 hereof.

    7.2 Conduct of Business Pending Closing. Between the Balance Sheet Date and the Consummation Date, the COMPANY will, except as set forth on Schedule 7.2:

        (i) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

        (ii) maintain its respective properties and facilities, including those held under leases, in as good working order and condition as present, ordinary wear and tear excepted;

        (iii) perform all of its respective obligations under agreements relating to or affecting its respective assets, properties or rights;

        (iv) keep in full force and effect present insurance policies or other comparable insurance coverage;

        (v) use its reasonable efforts to maintain and preserve its business organization intact, retain its respective present employees and maintain its respective relationships with suppliers, customers and others having business relations with the COMPANY (including the Subsidiaries);

        (vi) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders or applicable courts, regulatory agencies and similar governmental authorities;

        (vii) maintain present material debt and lease instruments and not enter into new or amended debt or lease instruments, without the knowledge and consent of ETS (which consent shall not be unreasonably withheld), provided that debt and/or lease instruments may be replaced without the consent of ETS if such replacement instruments are on terms at least as favorable to COMPANY as the instruments being replaced; and

        (viii) maintain or reduce present salaries and commission levels for all officers, directors, employees and agents.

    7.3 Prohibited Activities. Except as disclosed on Schedule 7.3 hereto, between the Balance Sheet Date and the Consummation Date, the COMPANY has not and, without the prior written consent of ETS, will not:

        (i) make any change in its Articles of Incorporation or By-laws;

        (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind other than in connection with the exercise of options or warrants listed on Schedule 1.4 (i) hereto;

        (iii) declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

        (iv) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice) or involves an amount not in excess of $30,000, including contracts to provide services to customers;

        (v) increase the compensation payable or to become payable to any officer, director, STOCKHOLDER, employee or agent, or make any bonus or management fee payment to any such person;

        (vi) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (1) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $10,000 necessary or desirable for the conduct of the businesses of the COMPANY,
(2) (A) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained) or (B) materialmen's, mechanics' workers', repairmen's employees' or other like liens arising in the ordinary course of business (the liens set forth in clause (2) being referred to herein as "Statutory Liens");

        (vii) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

        (viii) negotiate for the acquisition of any business or the start-up of any new business;

        (ix) merge or consolidate or agree to merge or consolidate with or into any other corporation other than AAC;

        (x) waive any material rights or claims of the COMPANY, provided that the COMPANY may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

        (xi) commit a material breach or amend or terminate any material agreement, permit, license or other right of the COMPANY; or

        (xii) enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

    7.4 Notice to Bargaining Agents. Prior to the Closing Date, the COMPANY shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, and shall provide ETS with proof that any required notice has been sent.

    7.5 Authorized Capital. ETS shall maintain its authorized capital stock substantially as set forth herein, except for such changes in authorized capital stock as are made to respond to comments made by the Securities and Exchange Commission ("SEC") or the requirements of any exchange or automated trading system for which application is made to register the ETS Stock. Except pursuant to the Amcom Agreement and the agreements contemplated therein and otherwise as will be disclosed in the Registration Statement, there have been no issuances of, or agreements regarding the issuance of, any capital stock, warrants, options or other securities convertible into or exchangeable for capital stock or rights to acquire the same.

    7.6 Notification of Certain Matters. The COMPANY shall give prompt notice to ETS of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely to cause any representation or warranty of the COMPANY contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of the COMPANY to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any such person hereunder. ETS shall give prompt notice to the COMPANY of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely to cause any representation or warranty of ETS and (ii) any material failure of ETS to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 7.6 shall not be deemed to
(i)modify the representations or warranties hereunder of the party delivering such notice, which modification may only be made pursuant to Section 7.7, (ii) modify the conditions set forth in Sections 8 and 9, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    7.7 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules, provided that no amendment or supplement to a Schedule that constitutes or reflects a material adverse change to the COMPANY (including the Subsidiaries) may be made unless ETS and Delta consent to such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 8.1 and 9.1 have been fulfilled, the Schedules hereto shall be deemed to be the Schedules as amended or supplemented pursuant to this Section 7.7. In the event that Delta seeks to amend or supplement a Schedule pursuant to Section 7.7 of the Delta Agreement, and ETS consents to such amendment or supplement but the COMPANY does not, the COMPANY may terminate this Agreement pursuant to Section 12.1(v) hereof. In the event that the COMPANY seeks to amend or supplement a Schedule pursuant to this
Section 7.7, and ETS or Delta does not consent to such amendment or supplement, this Agreement shall be deemed terminated by mutual consent as set forth in
Section 12.1(i) hereof. No party to this Agreement shall be liable to any other party if this Agreement shall be terminated pursuant to the provisions of this
Section 7.7. No amendment or supplement to a schedule shall be made later than 48 hours prior to the anticipated effectiveness of the Registration Statement.

    7.8 Cooperation in Preparation of Registration Statement.

        (a) The COMPANY shall furnish or cause to be furnished to ETS and the Underwriters all of the information concerning the COMPANY required for inclusion in, and will cooperate with ETS and the Underwriters in the preparation of, the Registration Statement and the prospectus included therein (including audited financial statements prepared in accordance with generally adopted accounting principles, in form suitable for inclusion in the Registration Statement). The COMPANY agrees promptly to advise ETS if at any time during the period in which a prospectus relating to the offering is required to be delivered under the Securities Act, any information contained in the prospectus concerning the COMPANY becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy. Insofar as the information relates solely to the COMPANY, the COMPANY represents and warrants that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

        (b) Provided that ETS shall have complied with Section 7.8(e), the COMPANY shall make the following representation directly to the Underwriters in connection with the IPO:

    There is no untrue statement of a material fact relating to the COMPANY contained in any preliminary prospectus, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or any omission to state therein a material fact relating to such COMPANY required to be stated therein or necessary to make the statements therein not misleading.

        (c) Provided that ETS shall have complied with Section 7.8(e), the COMPANY shall indemnify the Underwriters directly in connection with the IPO as follows:

        The COMPANY covenants and agrees that it will indemnify, defend, protect and hold harmless the Underwriters at all times from and after the date of the Underwriting Agreement entered into between ETS and the Underwriters in connection with the IPO from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) under the 1933 Act, the 1934 Act or other Federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement of a material fact relating to COMPANY, contained in any preliminary prospectus, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact relating to COMPANY required to be stated therein or necessary to make the statements therein not misleading, provided, that the COMPANY shall not be liable for any amount in excess of the aggregate amount of the proceeds received by the STOCKHOLDERS of the COMPANY in connection with the Merger. For purposes of calculating the amount of any proceeds received by the STOCKHOLDERS of the COMPANY, ETS Stock received by such STOCKHOLDER shall be valued at its initial public offering price.

        (d) The representation contained in Section 7.8(b) and the indemnification contained in Section 7.8(c) shall be null and void and of no force and effect in the event comparable provisions are contained in the Underwriting Agreement executed in connection with the IPO.

        (e) ETS agrees that it will provide to the COMPANY and its counsel copies of the drafts of the Registration Statement as they are prepared and will not (i) file with the SEC, (ii) request the acceleration of the effectiveness of or (iii) circulate any prospectus forming a part of, the Registration Statement (or any amendment thereto) that contains information with respect to the COMPANY that varies materially from the last draft of the Registration Statement (or any amendment thereto) reviewed by the COMPANY and its counsel unless the COMPANY and such counsel (x) have had at least two days to review such revised information and (y) have not objected to the substance of the information contained therein.

    7.9 Shareholder Meetings. The Company, promptly upon execution of this Agreement, shall call a meeting of shareholders to vote on this Agreement and Plan of Reorganization and shall cooperate with ETS, Delta and their representatives in preparing informative materials to be provided to the STOCKHOLDERS and the Participants and shall hold such meeting within thirty days of the date of this Agreement. Certain STOCKHOLDERS, concurrently with the execution of this Agreement, shall execute and deliver to ETS duly executed irrevocable proxies, coupled with an interest in the form of Exhibit A hereto, with respect to the voting of such STOCKHOLDER'S shares held in their individual capacities and not as trustees at such meeting. The immediately preceding sentence shall be deemed to be a Shareholder Voting Agreement pursuant to Section 302A.455 of the BCA and, without been waived, except that no such waiver shall be deemed to affect the survival of the representations and warranties of the STOCKHOLDERS as provided in Section 5 hereof.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY

    The obligations of the COMPANY hereunder are, at the option of the COMPANY, subject to the following conditions. Upon consummation of this Agreement, all conditions not satisfied shall be deemed to have been waived, except that no such waiver shall be deemed to affect the survival of the representations and warranties of ETS and DAC contained in Section 6 hereof.

    8.1 Representations and Warranties; Performance of Obligations. All representations and warranties of ETS and DAC contained in Section 6 shall be true and correct as of the Consummation Date as though such representations and warranties had been made as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by ETS and DAC on or before the Consummation Date shall have been duly complied with and performed; and a certificate to the foregoing effect dated the Consummation Date and signed by the President or any Vice President of each of ETS and DAC shall have been delivered to the COMPANY.

    8.2 Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be satisfactory to the COMPANY and its counsel. The COMPANY shall be satisfied that the Registration Statement or any prospectus forming a part thereof, including the preliminary prospectus or any amendment thereof or supplement thereto, shall not contain any untrue statement of a material fact relating to the COMPANY or omit to state therein a material fact relating to the COMPANY required to be stated therein or necessary to make the statements therein related to the COMPANY not misleading, provided, that the condition contained in this sentence shall be deemed satisfied if (i) ETS shall have complied with its obligations under Section 7.8(e) and (ii) the COMPANY failed to inform ETS in writing of the existence of an untrue statement of a material fact or the omission of such a statement of a material fact (a) in the case of any printed "red herring" preliminary prospectus, prior to the distribution thereof or (b) in the case of any final prospectus, prior to the second day preceding the effectiveness of the Registration Statement.

    8.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the merger of DAC with and into the COMPANY or the offering and sale by ETS of ETS Stock pursuant to the Registration Statement and no governmental agency or body shall have taken any other action or made any request of the COMPANY as a result of which the management of the COMPANY deems it inadvisable to proceed with the transactions hereunder.

    8.4 Opinion of Counsel. The COMPANY shall have received an opinion from counsel for ETS, dated the Closing Date, in form and substance reasonably satisfactory to the COMPANY.

    8.5 Registration Statement. ETS shall have filed with the SEC a registration statement on Form S-1 covering the offer and sale of shares of ETS Stock having a value (the "Offered Value") of at least $16 million. The Registration Statement shall have been declared effective by the SEC and the Underwriters named therein shall have agreed to acquire, subject to the conditions set forth in the underwriting agreement, shares of ETS Stock at a price not less that $8.00 per share (prior to any underwriters' discount) and having a value at least equal to the Offered Value. The closing of the sale of the ETS Stock to the Underwriters shall have occurred simultaneously with the Closing hereunder.

    8.6 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit ETS's acquisition of the COMPANY Stock and no governmental agency or body shall have taken any other action or made any request of COMPANY as a result of which COMPANY deems it inadvisable to proceed with the transactions hereunder.

    8.7 Good Standing Certificates. ETS and DAC shall have delivered to the COMPANY a certificate, dated as of a date no later than five days prior to the Closing Date, duly issued by the Secretary of State of each state in which ETS and DAC is organized or authorized to do business, showing that ETS and DAC are in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes, for all periods prior to the Closing, have been filed and paid.

    8.8 Plan of Reorganization. All conditions precedent to the consummation of the Plan of Organization shall have been satisfied or waived and the merger of AAC and Delta shall have occurred simultaneously with the Closing hereunder.

    8.9 Employment Agreements. Effective on the Closing Date, ETS shall have entered into employment agreements with the persons specified on Schedule 8.9 hereto, certain of which agreements shall have provided for cash payments and option grants, as specified therein.

    8.10 Board of Directors. The Board of Directors of ETS, effective the Closing Date, shall include Del M. Johnson and Dana Pekas.

9. CONDITIONS PRECEDENT TO OBLIGATIONS OF ETS

    The obligations of ETS and AAC hereunder are, at their option, subject to the satisfaction, on or prior to the Consummation Date, of the following conditions. Upon consummation of this Agreement, all conditions not satisfied shall be deemed to have been waived, except that no such waiver shall be deemed to affect the survival of the representations and warranties of the STOCKHOLDERS as provided in Section 5 hereof.

    9.1 Representations and Warranties; Performance of Obligations. All the representations and warranties of the COMPANY contained in this Agreement shall be true on and as of the Consummation Date with the same effect as though such representations and warranties had been made on and as of such date (except for matters expressly disclosed in the certificate or a schedule thereto), each and all of the agreements of the COMPANY to be performed on or before the Consummation Date pursuant to the terms hereof shall have been performed and the COMPANY shall have delivered to ETS a certificate dated the Consummation Date and signed by its Chief Executive Officer and Chief Financial Officer to such effect.

    9.2 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the merger of AAC with and into the COMPANY or the offering and sale by ETS of the ETS Stock pursuant to the Registration Statement and no governmental agency or body shall have taken any other action or made any request of the COMPANY as a result of which the management of the ETS deems it inadvisable to proceed with the transactions hereunder.

    9.3 Examination of Final Financial Statements. Prior to the Consummation Date, ETS shall have had sufficient time to review, if available, the unaudited consolidated balance sheets of the COMPANY as of September 30, 1996, and any following fiscal quarters, and the unaudited consolidated statements of any earnings, cash flows and retained earnings of the COMPANY for the fiscal quarter ended September 30, 1996, and any following fiscal quarters, disclosing no material adverse change in the financial condition of the COMPANY or the results of its operations from the financial statements as of the Balance Sheet Date.

    9.4 No Material Adverse Change. No material adverse change in the results of operations, financial conditions or business of the COMPANY shall have occurred, and the COMPANY shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, since the Balance Sheet Date, which change, loss or damage materially affects or impairs the ability of the COMPANY to conduct its business; and ETS shall have received a certificate signed by the COMPANY's CEO and CFO dated the Consummation Date to such effect.

    9.5 Regulatory Review. ETS, through its authorized representatives, shall have completed a satisfactory review of the practices and procedures of the COMPANY including, but not limited to, compliance with contracts and federal, state and local laws and regulations governing the respective operations of COMPANY, disclosing no material actual or probable violations, compliance problems, required capital expenditures or other substantive concerns.

    9.6 Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to ETS.

    9.7 Consents and Approvals. ETS shall have received an opinion from counsel to the COMPANY, dated the Closing Date, in form and substance reasonably satisfactory to ETS, and the Underwriters shall have received a copy of the same opinion addressed to them.

    9.8 Good Standing Certificates. The COMPANY shall have delivered to ETS a certificate, dated as of a date no later than five days prior to the Closing Date, duly issued by the appropriate governmental authority in the COMPANY's state of incorporation and, unless waived by ETS, in each state in which the COMPANY is authorized to do business, showing the COMPANY is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for the COMPANY for all periods prior to the Closing have been filed and paid.

    9.9 Registration Statement. The Registration Statement shall have been declared effective by the SEC and the underwriters named therein shall have agreed to acquire, subject to the conditions set forth in the underwriting agreement, shares of ETS stock at a price not less than $8.00 per share (prior to any underwriters' discount) and having value of not less than $16 million.

    9.10 Plan of Reorganization. All conditions precedent to the closing of the Plan of Organization shall have been satisfied or waived and the merger of DAC and Delta shall have occurred simultaneously with the Closing hereunder.

    9.11 ESOP Matters. The COMPANY shall have taken all steps necessary to terminate the COMPANY'S employee stock option plan (the "ESOP") as of the Effective Time of the Merger. The ESOP trustees shall have received an opinion of Summit Investment Corp. that the consideration to be received by the Participants is fair to them, from a financial point of view and the Participants shall have approved the transactions contemplated hereby by the affirmative vote of at least 75% in interest of the Participants.

    9.12 Termination of Buy-Sell Agreements. That certain Buy-Sell Agreement, dated June 7, 1989, among certain STOCKHOLDERS, shall have been terminated.

    9.13 Dissenter's Rights. Dissenter's rights shall not have been exercised by Stockholders or Participants holding, in the aggregate, more than 2% of the outstanding shares of the Company.

10. COVENANTS OF ETS AND THE COMPANY

    10.1 ESOP Matters. As soon as practicable, subsequent to the Effective Time of the Merger, the Company shall, following termination of the ESOP, prepare and file a request to the Internal Revenue Service for a determination letter that the termination of the ESOP does not adversely affect the tax qualified status of the Plan of which the ESOP is a part, including the 401(K) Plan. ETS will use its best efforts to file a registration statement on Form S-8 covering the ESOP shares.

    10.2 Company Governance. For a period of two (2) years following the Effective Time of the Merger, no significant operational changes in the Company shall be made by ETS without the consent of Del M. Johnson, which consent may be given by his affirmative vote as a member of ETS' Board of Directors.

    10.3 Option Plan. ETS shall have established an option plan, under which options which are ETS Convertible Securities (as defined in the Delta Agreement), shall be issued.

    10.4 Profit Sharing. ETS shall establish an employee benefit plan, such as a 401(k) Plan, pursuant to which contributions shall be made by ETS for the benefit of employees.

11. INDEMNIFICATION

    11.1 Indemnification by ETS.

    ETS and AAC, jointly and severally, covenant and agree that they will indemnify, defend, protect and hold harmless the COMPANY and the STOCKHOLDERS at all times from and after the date of this Agreement until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) ("Losses") incurred by the COMPANY and the STOCKHOLDERS as a result of or arising from (i) any breach by ETS or AAC of their representations and warranties set forth herein or on the schedules or certificates attached hereto,
(ii) any nonfulfillment of any agreement on the part of ETS or AAC under this Agreement, (iii) any liabilities which the COMPANY may incur due to or AAC under this Agreement, (iv) any liabilities which the COMPANY may incur due to the failure of the Surviving Corporation to be responsible for the liabilities and obligations of the COMPANY as provided in Section 1 hereof (except to the extent that ETS or AAC has claims against the COMPANY by reason of such liabilities) or any liability under the 1933 Act, the 1934 Act or other Federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to ETS or AAC contained in any preliminary prospectus, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact relating to ETS or AAC required to be stated therein or necessary to make the statements therein not misleading ("Securities Liabilities").

    11.2 Indemnification by the COMPANY. The COMPANY will indemnify, defend, protect and hold harmless ETS, until the Expiration Date from all Losses as a result of or arising out of (i) any breach by the COMPANY of its representations and warranties set forth herein, (ii) any nonfulfillment of any agreement on the part of the COMPANY hereunder or (iii) any Securities Liabilities, relating to statements or omissions regarding the COMPANY.

    11.3 Third Person Claims. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Section 11.1 or 11.2 hereof (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any criminal proceeding without the consent of the Indemnified Party. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. All Indemnified Parties shall use the same counsel, which shall be the counsel selected by Indemnifying Party, provided that if counsel to the Indemnifying Party shall have a conflict of interest that prevents counsel for the Indemnifying Party from representing an Indemnified Party, such Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and the Indemnifying Party will reimburse the Indemnified Party for the expenses of its counsel. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim and all additional costs of settlement or judgment. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. All settlements hereunder shall effect a complete release of the Indemnified Party, unless the Indemnified Party otherwise agrees in writing. The parties hereto will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this section, provided that no Indemnifying Party shall be obligated to seek any payment pursuant to the terms of any insurance policy. All indemnification payments under this section shall be deemed adjustments to the Merger consideration provided for herein.

    11.4 Exclusive Remedy. The indemnification provided for in this Section 11 shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party, provided that, nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement.

12. TERMINATION OF AGREEMENT

    12.1 Termination. This Agreement may be terminated at any time prior to the Consummation Date solely:

            (i) by mutual consent of the Boards of Directors of ETS, AAC and the COMPANY;

            (ii) by the COMPANY or ETS (acting through their respective boards of directors) at any time prior to the time at which the Registration Statement is declared effective by the SEC if the IPO price (without regard to any underwriters' discount) of the Shares of ETS Stock into which the COMPANY Stock is to be converted shall be less than $8.00 per share;

            (iii) by the COMPANY (acting through its board of directors), on the one hand, or by ETS (acting through its board of directors), on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by March 31, 1997, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Consummation Date;

            (iv) by the COMPANY, on the one hand, or by ETS, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Consummation Date and shall not reasonably be expected to occur;

            (v) pursuant to Section 7.7 hereof; or

            (vi) by the COMPANY (acting through its board of directors) at any time prior to the date the Registration Statement is filed with the SEC (the "Filing Date") if (a) in the course of their investigations of or due diligence with respect to ETS or Delta, or its stockholders, they shall be dissatisfied with any information learned or issues that arose concerning ETS, Delta or the stockholders thereof, (b) on or prior to the Filing Date, the COMPANY shall have given written notice to ETS of such dissatisfaction and of the particular information and/or issues from which such dissatisfaction results and (c) ETS or Delta shall have failed to reasonably satisfy the COMPANY with respect to the information and/or issues identified in such notice. Without limiting their right to terminate under Section 12.1(iv), if this Agreement shall not have been terminated in accordance with this Section 12.1(vi), the COMPANY shall have no right to refuse to consummate the transactions contemplated hereby as a result of any information learned or issues that arose during the course of or as a result of any investigation of or due diligence with respect to ETS or Delta, or the stockholders thereof and the condition set forth in the first sentence of Section 8.2, to the extent that it applies to such information about ETS and Delta, shall be deemed to have been waived by the COMPANY with respect to all matters with respect to which this Agreement could have been terminated pursuant to this Section 12.1(vi).

        12.2 Liabilities in Event of Termination. Except as otherwise provided herein, the termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out-of-pocket expenses.

13. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

    13.1 ETS and AAC. ETS and AAC recognize and acknowledge that they had in the past and currently have access to certain confidential information of the COMPANY, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the COMPANY's business. ETS and AAC agree that, prior to the Closing, they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to their authorized representatives, (b) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section
13.1 and (c) to Amcom and their representatives pursuant to Section 7.1(a) hereof, unless (i) such information becomes known to the public generally through no fault of ETS or AAC, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), ETS and AAC shall, if possible, give prior written notice thereof to the COMPANY and provide the COMPANY with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by ETS or AAC of the provisions of this Section, the COMPANY shall be entitled to an injunction restraining ETS and AAC from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the COMPANY and the CONTROLLING STOCKHOLDERS from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

    13.2 Survival. The obligations of the parties under this Article 13 shall survive the termination of this Agreement.

14. REORGANIZATION ACCOUNTING AND TRANSFER RESTRICTIONS

    14.1 Tax-Free Transfer of Property. ETS and the COMPANY are entering into this Agreement with the intention that it qualify as a tax-free transfer of property pursuant to Section 351 of the Code for federal income tax purposes (except to the extent of any boot received).

15. FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS ON ETS STOCK

    The COMPANY acknowledges that the shares of ETS Stock to be delivered to the STOCKHOLDERS pursuant to this Agreement have not been and will not be registered under the Act and, therefore, may not be resold without compliance with the Act. The ETS Stock to be acquired by such STOCKHOLDERS pursuant to this Agreement is being acquired solely for their own respective accounts, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution.

    15.1 Compliance with Law. None of the shares of ETS Stock issued to the STOCKHOLDERS will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Act and the rules and regulations of the SEC. All of the ETS Stock shall bear the following legend:

    THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE ACT AND APPLICABLE SECURITIES LAW.

    15.2 Economic Risk; Sophistication. The STOCKHOLDERS have had an adequate opportunity to ask questions and receive answers from the officers of ETS concerning any and all matters relating to this Agreement, the Plan of Organization and the IPO, and have been informed that any investment decision involves risks. They have had the opportunity to obtain professional assistance in making an investment decision to the extent desired.

16. GENERAL

    16.1 Cooperation. The COMPANY, ETS and AAC shall each deliver or cause to be delivered to the other on the Consummation Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. The COMPANY shall cooperate and use its reasonable efforts to have the present officers, directors and employees of the COMPANY cooperate with ETS on and after the Consummation Date in furnishing information, evidence, testimony and other assistance in connection with any Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Consummation Date.

    16.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and their successors. The stockholders of Delta have relied upon the representations of the COMPANY contained in Section 5 hereof, are third-party beneficiaries of such representations and warranties and of the provisions of Section 7.1(a) hereof and are Indemnified Parties, as such term is used with respect to the indemnification provided for in Section 11.2 hereof. The STOCKHOLDERS are Indemnified Parties with respect to Section 11.1 hereof. Except as set forth herein, no person other than the parties hereto shall have any rights under this Agreement.

    16.3 Entire Agreement. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the COMPANY, ETS and AAC and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the COMPANY, ETS and AAC, acting through their respective officers, duly authorized by their respective Board of Directors. Any disclosure made on any Schedule delivered pursuant hereto shall be deemed to have been disclosed for purposes of any other Schedule required hereby.

    16.4 Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

    16.5 Brokers and Agents. Except as disclosed on Schedule 16.5 hereto, each party represents and warrants that it employed no broker or agent in connection with the transactions contemplated hereby and agrees to indemnify the other against all loss, costs, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

    16.6 Expenses. Whether or not the transactions contemplated hereby shall be consummated, each party shall pay its fees, expenses and disbursements and those of its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed under this Agreement, except that Delta shall pay for the costs and fees associated with the audit of the financial statements of the Company by Coopers & Lybrand. If the transactions herein contemplated shall be consummated, ETS shall pay the fees, expenses and disbursements of the COMPANY and their respective agents, representatives, financial advisors, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by the COMPANY under this Agreement.

    16.7 Notices. All notices of communication required or permitted hereunder shall be in writing and may be made (a) by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) by delivering the same to an overnight courier service of national reputation, (c) by facsimile transmission with transmission confirmed, or (d) by delivering the same in person to an officer or agent of such party.

    (a)    If to ETS, addressed to them at:

           ExpressPoint Technology Services, Inc.
           11401 Rupp Drive
           Burnsville, MN 55337

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

           with copies to:

           Roger Barzun, Esq.
           60 Hubbard Street
           Concord, MA 01742

    (b)    If to the COMPANY, addressed to it at:

           Amcom Corporation
           6205 Bury Drive
           Eden Prairie, MN 55346

with copies to:

           Jeffrey Cairns
           Popham Haik Schnobrich & Kaufman Ltd.
           222 South Ninth Street, Suite 3300
           Minneapolis, MN 55402

        or to such other address or counsel as any party hereto shall specify pursuant to this Section 16.7 from time to time.

        16.8 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota.

        16.9 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties made herein and at the time of the Closing or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties until the Expiration Date. The covenants contained in Section 10 hereof shall survive the closing.

        16.10 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any rights, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

        16.11 Time. Time is of the essence with respect to this Agreement.

        16.12 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AMCOM CORPORATION

By:
    ------------------------------
    Its:
         -------------------------

EXPRESSPOINT TECHNOLOGY
SERVICES, INC.

By:
    ------------------------------
    Its:
         -------------------------

AMCOM ACQUISITION CORP.

By:
    ------------------------------
    Its:
         -------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                    SCHEDULES 2.4, 5.8, 5.15, 5.17, 7.2, 7.3

1. The ESOT owes the Company a balance of approximately $68,000 on an exempt loan for the purchase of shares from Jack Collins on November 4, 1993. This obligation must be repaid from Company contributions or earnings of the ESOT prior to termination of the ESOP.

2. The pending Merger and exchange of ESOP shares in part, for cash consideration, may possibly be considered a "taxable event" described in Code Sections 4978 or 4978B with respect to some of the ESOP shares acquired in a December 1993 transaction to which Code Sections 1042 and 133 applied. This tax, if applicable, would be a liability of the Company as of the Closing.

3. Until the shares of the Company's stock are readily tradeable or are exchanged for shares of employer securities that are readily traceable on a public stock exchange, the Company is subject to a statutory put option in favor of the ESOP participants with respect to shares distributed from the ESOP. The termination of the ESOP anticipates a distribution of shares following the receipt of a favorable IRS determination letter except for any shares that must be distributed earlier as required by law. Exercise of a put option by a participant would be considered a redemption of the Company's shares.

4. It is anticipated that a cash bonus will be awarded to the Company's outside directors for service during the period through September 30, 1996 prior to the Consummation Date. This payment will not exceed $25,000.

                                        2